Exhibit 99.1
FOR IMMEDIATE RELEASE
Neurocrine Contacts:
Elizabeth Foster or Claudia Woodworth
(858) 617-7600
NEUROCRINE AND PFIZER TERMINATE COLLABORATION AGREEMENT FOR INDIPLON
San Diego, CA, June 22, 2006 - Neurocrine Biosciences, Inc. (NASDAQ:NBIX) announced today that Neurocrine and Pfizer have agreed to terminate the collaboration agreement to develop and co-promote indiplon. As a result, Neurocrine will reacquire all worldwide rights for indiplon capsules and tablets and will independently develop indiplon for approval and commercialization. Neurocrine will meet with the Food and Drug Administration (FDA) to finalize development plans for the resubmissions of each indiplon NDA and plans to commercialize indiplon as quickly as possible upon approval. The Company plans to review various business and commercial alternatives to expedite successful commercialization of indiplon. As part of the termination provisions of the agreement, Pfizer will continue to support indiplon for a period of up to 180 days to ensure a smooth transition.
“While we are disappointed that we will not be working with Pfizer for the commercialization of indiplon, Neurocrine is fully committed and prepared to develop and commercialize this product. With the clinical, regulatory and commercial investment we have received from Pfizer coupled with our experience in conducting the indiplon clinical development program, we are well-positioned to complete development of this product to secure FDA approval and we anticipate a seamless transition of responsibility,” said Gary A. Lyons, President and CEO of Neurocrine Biosciences. “Neurocrine will reacquire full worldwide rights to this product which we believe has significant commercial value and we will evaluate commercial alternatives throughout various worldwide markets once our resubmissions have been made. We believe that full rights to indiplon, together with our R & D pipeline which is advancing several Phase II products, provides additional value and partnering opportunities,” added Lyons.
In December 2002 Neurocrine entered into an exclusive worldwide collaboration agreement with Pfizer to develop and commercialize indiplon.
Conference Call and Webcast Today at 5:30 PM Eastern Time
Neurocrine will host a live conference call and Webcast to discuss the plans for indiplon today at 5:30 PM Eastern Daylight Time (EDT)/ 2:30 PM Pacific Daylight Time (PDT). Participants may access the live Conference Call by dialing 1-800-540-0559 (U.S.) or 785-832-1508 (International) and using the Conference ID# “Neuro”. The call can also be accessed via the Webcast through Neurocrine’s website at <http://www.neurocrine.com/> or through a link provided by PRNewswire at <http://www.videonewswire.com/event.asp?id=34432>
Participants may also access a replay of the Conference Call approximately one hour after the conclusion of the call by dialing 1-800-839-2461 (US) or 402-220-7219 (International). The call will be archived until Thursday, July 6, 2006.
Neurocrine Biosciences, Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, diabetes, irritable bowel syndrome, eating disorders, pain, and autoimmunity. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the Internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties relating to Neurocrine’s indiplon program that could cause actual results to differ materially from those indicated in the forward-looking statements. Specifically, the risks and uncertainties the Company faces with respect to its indiplon program include, but are not limited to; risk that the Company will not be able to address issues and or requests set forth in the action letters from the FDA in a timely manner; risk that the Company will not be able to address issues and or requests set forth in the action letters from the FDA in a manner acceptable to the FDA; the risk that FDA may reject any future indiplon regulatory filings or find them incomplete or insufficient; risk that indiplon approval and subsequent commercialization may be significantly delayed; risks relating to availability of capital; and the other risks described in Neurocrine’s annual report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the quarter ended March 31, 2006. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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